NEWS RELEASE	Exhibit 99.1

For Immediate Release
Astronics Corporation Completes Acquisition of Telefonix Inc.
EAST AURORA, NY, December 1, 2017 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace, defense, and semiconductor industries, announced that it completed the acquisition of substantially all of the assets of Telefonix Inc. and a related company, Product Development Technologies, LLC, (together as “Telefonix PDT”) for approximately $104 million in cash on December 1, 2017. The acquisition was financed with Astronics’ line of credit.
Astronics previously announced that it had entered into a definitive agreement to acquire Telefonix PDT on October 27, 2017.
Telefonix PDT, located in Waukegan and Lake Zurich, Illinois, designs and manufactures advanced in-flight entertainment and connectivity equipment, and provides industry leading design consultancy services for the global aerospace industry. The company’s products include wireless access points, file servers, content loaders, passenger control units and cord reels, as well as engineering services for its customers.
The impact of the acquisition to earnings in 2017 is expected to be nominal. Astronics anticipates that Telefonix PDT will contribute approximately $70 million to $75 million in revenue in 2018 and that the acquisition will be accretive to earnings.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification, and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition, and best-in-class manufacturing practices.
For more information on Astronics and its products, visit Astronics.com.

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the progress of customer fleet upgrade programs, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
For more information, contact:
Company                        Investors
David Burney, CFO                     Deborah K. Pawlowski
Astronics Corporation                    Kei Advisors LLC
T: 716.805.1599 x 159                    T: 716.843.3908
david.burney@astronics.com                dpawlowski@keiadvisors.com

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